Exhibit 99

March 7, 2007

HELMERICH & PAYNE ANNOUNCES ELECTION OF NEW DIRECTOR AND ADDITIONAL NEW BUILDS

Helmerich & Payne, Inc. today announced that Randy A. Foutch was elected a Director at its Annual Shareholders’ Meeting.  Mr. Foutch, Chairman, President and CEO of Laredo Petroleum, Inc., has extensive experience in the oil and gas business and has successfully organized and operated several private oil and gas exploration and production companies.

Additionally, the Company announced the retirement of a Director with long and distinguished service.  Mr. George S. Dotson retired today from the Company’s Board of Directors upon the expiration of his term as a Director.  Mr. Dotson retired in March 2006 as President and COO of Helmerich & Payne International Drilling Co. after over 35 years of service to the Company.  He will continue to provide advisory services to the Company subsequent to his retirement from the Company’s Board.

Company President and CEO, Hans Helmerich commented, “We are pleased to have Randy join the Company’s Board.  He brings years of broad energy experience and will be a valuable addition to the Company.  We wish to express our appreciation to George Dotson for his 17 years of service as a member of the Company’s Board.”

The Company announced that it has signed three-year term contracts with an exploration and production company to operate a total of four FlexRigs®*, two of which are currently operating in Texas and will have mobilized to its new location for the operator within the next few months, and two rigs that will be newly constructed and mobilized during the early part of calendar 2008.  All four rigs will operate in California, which represents a new land drilling market for the Company’s FlexRigs.  Other terms and customer name were not disclosed.  This brings the number of announced new build orders since 2005 for Helmerich & Payne, Inc. to a total of 75 rigs, representing a 59% expansion of its global fleet.

The Company closed the sale last month of two offshore platform rigs to an undisclosed exploration and production company for a total of approximately $35 million.  The sale generated a pre-tax profit of approximately $31.2 million and net income of approximately $19.3 million ($0.18 per share).  The sale will reduce the Company’s offshore platform rig count to nine.

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Helmerich & Payne, Inc. is a contract drilling company with a rig fleet that currently includes 132 U.S. land rigs, nine U.S. platform rigs located in the Gulf of Mexico and 27 international land rigs.  In addition, the Company has customer commitments that will allow it to build and operate at least another 32 new H&P-designed FlexRigs, expanding its total number of FlexRigs to 125 and its total number of U.S. land rigs to 164.

Statements in this release that are “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 are based on current expectations and assumptions that are subject to risks and uncertainties. For information regarding risks and uncertainties associated with the Company’s business, please refer to the “Risk Factors” and “Management’s Discussion & Analysis of Results of Operations and Financial Condition” sections of the Company’s SEC filings, including but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q.  As a result of these factors, Helmerich & Payne, Inc.’s actual results may differ materially from those indicated or implied by such forward-looking statements.

*FlexRig® is a registered trademark of Helmerich & Payne, Inc.

Contact: Juan Pablo Tardio
(918) 588-5383

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